Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2014, with respect to the statements of revenues and direct operating expenses of the oil and gas properties acquired by Glori Energy Inc. from Petro-Hunt, L.L.C. (the “Coke Field Acquisition”) included in the Registration Statement on Form S-4 (file No. 333-193387) effective April 11, 2014, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Houston, Texas
August 21, 2014